Exhibit 10.2

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (“Purchase Agreement”) is entered into as of April 12, 2013 (the “Effective Date”) by and between Morgan’s Foods, Inc., an Ohio corporation (the “Company”), and Bandera Master Fund L.P., a Cayman Islands exempted limited partnership (“Bandera”).

A.      In reliance upon the representations and warranties of Bandera, the Company has authorized the issuance of and sale to Bandera of, 1,052,250 common shares, without par value, of the Company (the “Offered Shares”).

B.     In reliance upon the representations and warranties of the Company, and the terms and conditions hereinafter set forth, Bandera desires to purchase from the Company the Offered Shares.

C.     The Company is party to that certain Amended and Restated Shareholder Rights Agreement between Morgan’s Foods, Inc. and Computershare Trust Company, N.A. dated as of April 10, 2013 (the “Shareholder Rights Agreement”), and recently amended the Shareholder Rights Agreement to permit Bandera to acquire the Offered Shares.

NOW, THEREFORE, the parties agree as follows:

1.     Sale and Purchase of Offered Shares.

(a)     On the terms set forth in this Purchase Agreement, the Company hereby sells to Bandera and Bandera hereby purchases from the Company the Offered Shares at $2.00 per share, for a total of $2,104,500 (the “Purchase Price”).

(b)     Upon execution of this Purchase Agreement, Bandera shall deliver and pay to the Company the Purchase Price in U.S. Dollars by wire transfer of immediately available funds.

(c)     Promptly hereafter, the Company shall cause a certificate evidencing the Offered Shares to be delivered to Bandera.

2.     Representations and Warranties of Bandera. Bandera represents and warrants to the Company as follows:

(a)     Bandera is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite authority to carry on its business as now being conducted. Bandera is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect.

(b)     Bandera has all necessary power and authority to enter into, deliver and perform this Purchase Agreement. All necessary action has been duly and validly taken by Bandera to authorize the execution, delivery and performance of this Purchase Agreement by Bandera, and this Purchase Agreement has been duly and validly authorized, executed and delivered by Bandera and constitutes the legal, valid and binding obligation of Bandera enforceable against Bandera in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(c)     There are no actions, suits, proceedings or investigations pending against Bandera or Bandera’s properties before any court or governmental agency (nor, to Bandera’s knowledge, is there any threat thereof) which would impair in any way Bandera’s ability to enter into and fully perform Bandera’s commitments and obligations under this Purchase Agreement or the transactions contemplated hereby.

(d)     No consent, approval, or authorization of, or registration, filing or declaration with, any Governmental Authority (as defined below) is required to be obtained by Bandera in connection with the transaction contemplated by this Purchase Agreement, other than those that have been made or will be timely made or that would not have a material and adverse effect on Bandera’s ability to consummate the transaction contemplated by this Purchase Agreement. The execution and delivery of this Purchase Agreement and the performance of Bandera’s obligations hereunder and thereunder has not and will not (i) violate or conflict with, in any material respect, any material agreement to which Bandera is a party, or, Bandera’s certificate of formation, limited liability company operating agreement, or similar formation or governing documents, (ii) result in the creation of any mortgage, pledge, lien, encumbrance or charge against any of the assets or properties of Bandera or the Offered Shares or (iii) violate or conflict in any material respect with any laws, rules, regulations or orders of any Governmental Authority. “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

(e)     Bandera is neither an “affiliate” nor “associate” of any “interested shareholder” of the Company, as such terms are defined in Ohio Revised Code § 1704.01(C).

(f)     Bandera is an “accredited investor” as defined by Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”), and Bandera is capable of evaluating the merits and risks of Bandera’s investment in the Company and has the capacity to protect Bandera’s own interests.

(g)     Subject to the Registration Rights Agreement attached hereto as Exhibit A (the “Registration Rights Agreement”), Bandera acknowledges and agrees that the Offered Shares to be purchased have not been, and will not be, registered under the Securities Act or the securities laws of any state by reason of a specific exemption from the registration provisions of the Securities Act and the applicable state securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Bandera’s representations as expressed herein.

(h)     Bandera acknowledges and agrees that the Offered Shares are being purchased in good faith solely for its own account for investment purposes and not with a view to distribution or resale, nor with the intention of selling, transferring or otherwise disposing of all or any part of the Offered Shares, whether at any particular price, or at any particular time, or upon the happening of any particular event or circumstances or otherwise, except selling, transferring, or disposing of the Offered Shares in full compliance with all applicable provisions of the Securities Act, the rules and regulations promulgated by the SEC thereunder, and applicable state securities laws; and that the Offered Shares are not a liquid investment; provided, however, that the disposition of the Offered Shares shall at all times be under Bandera’s control; provided, further, that by making the representations herein, Bandera does not agree to hold any of the Offered Shares for any minimum or other specific term and reserves the right to dispose of the Offered Shares at any time in accordance with or pursuant to a registration statement or an exemption from registration under the Securities Act. Except as set forth in the Registration Rights Agreement, the Company has no obligation or intention to register the Offered Shares for resale at any time, and the Company has not made any representations, warranties, or covenants regarding the registration of the Offered Shares.

(i)     Bandera acknowledges that the Offered Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Bandera is aware of the provisions of Rule 144 promulgated under the Securities Act which permit investors who have satisfied a certain holding period to resell under certain conditions such securities or a portion of such securities purchased in a private placement.

(j)     Bandera acknowledges that Bandera has had the opportunity to ask questions of, and receive answers from the Company or persons acting on its behalf concerning the Company and its business and to obtain any additional information, to the extent possessed by the Company (or to the extent it could have been acquired by the Company without unreasonable effort or expense). In connection therewith, Bandera acknowledges that Bandera has had the opportunity to discuss the Company’s business, management and financial affairs with the Company’s management or persons acting on its behalf. Bandera has received and reviewed all the information, both written and oral, that it desires. Without limiting the generality of the foregoing, Bandera has been furnished with or has had the opportunity to acquire, and to review, (i) copies of the Company’s most recent Annual Report on Form 10-K filed with the SEC and any Form 10-Q and Form 8-K filed thereafter and the Company’s most recent definitive Proxy Statement (collectively, the “Current SEC Filings”), and other publicly available documents, and (ii) all information, both written and oral, that it desires with respect to the Company’s business, management, financial affairs and prospects. In determining whether to make this investment, Bandera has relied solely on Bandera’s own knowledge and understanding of the Company and its business based upon Bandera’s own due diligence investigations and the information furnished pursuant to this paragraph. Bandera understands that no person has been authorized to give any information or to make any representations which were not furnished pursuant to this paragraph and Bandera has not relied on any other representations or information.

(k)     Bandera has not, and will not, incur, directly or indirectly, as a result of any action taken by Bandera, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Purchase Agreement.

(l)     Bandera understands that any and all certificates representing the Offered Shares and any and all securities issued in replacement thereof or in exchange therefor shall bear the following legend or one substantially similar thereto, which Bandera has read and understands:

“The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered, sold or otherwise transferred unless registered under the Securities Act and any applicable state securities laws, or unless an opinion of counsel has been rendered to the company, in form and substance satisfactory to the company and its counsel, to the effect that such registration is not required.”

(m)     Because of the restrictions imposed on resale, Bandera understands that the Company shall have the right to note stop-transfer instructions in share transfer records, and Bandera has been informed of the Company’s intention to do so. Any sales, transfers, or any other dispositions of the Offered Shares by Bandera, if any, shall be done in compliance with the Securities Act and applicable state securities laws.

(n)     Bandera acknowledges that the Offered Shares are speculative and involve a high degree of risk. Bandera represents that (i) Bandera is able to bear the economic risks of an investment in the Offered Shares and to afford the complete loss of the investment; and (ii) Bandera is qualified to evaluate and assess the risks, nature and other aspects of an investment in the Offered Shares.

(o)     To the extent Bandera deems necessary, Bandera has reviewed with Bandera’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Purchase Agreement. Bandera relies solely on such advisors and not on any statements or representations of the Company or any of its agents. Bandera understands that Bandera (and not the Company) shall be responsible for Bandera’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Purchase Agreement.

3.     Representations and Warranties of the Company. The Company represents and warrants to Bandera as follows:

(a)     The Company is a corporation duly organized, validly existing and in good standing under the law of the State of Ohio and has the requisite corporate authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect for the Company.

(b)     The authorized capital shares of the Company consist entirely of 25,000,000 Common Shares, without par value (the “Common Shares”), and 1,000,000 Preferred Shares, without par value (the “Preferred Shares”), of which 100,000 are designated Series A Preferred Shares. As of the Effective Date, 2,987,897 Common Shares and no Preferred Shares are issued and outstanding. All outstanding Common Shares are, and the Offered Shares that will be issued after the date hereof will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of preemptive rights. Except as disclosed in the Company’s Current SEC Filings and the Shareholder Rights Agreement, there are not issued, reserved for issuance or outstanding (i) any capital shares or other voting securities of the Company, (ii) any securities convertible into or exchangeable or exercisable for capital shares or voting securities of the Company or any Company Subsidiary, (iii) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary any capital shares, voting securities or securities convertible into or exchangeable or exercisable for capital shares or voting securities of the Company or any Company Subsidiary, or (iv) any outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other equity interests in, the Company or any other obligations of the Company to make any payment based on the price or value of any shares of or other equity interests in the Company.

(c)     The Company has all necessary power and authority to enter into, deliver and perform this Purchase Agreement. All necessary action has been duly and validly taken by the Company to authorize the execution, delivery and performance of this Purchase Agreement by the Company, and the issuance and sale of the Offered Shares to be sold by the Company pursuant to this Purchase Agreement, and this Purchase Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(d)     No consent, approval, or authorization of, or registration, filing or declaration with, any Governmental Authority is required to be obtained by the Company in connection with the transaction contemplated by this Purchase Agreement, other than those that have been made or will be timely made or that would not have a material and adverse effect on the Company’s ability to consummate the transaction contemplated by this Purchase Agreement. The execution and delivery of this Purchase Agreement by the Company and the performance by the Company of its covenants and obligations hereunder do not and will not (i) violate or conflict with any provision of the Company’s Articles of Organization or the Code of Regulations, (ii) conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any material contract as defined in Item 601 of SEC Regulation S-K, (iii)  violate or conflict with any law or order applicable to the Company or by which any of its properties or assets are bound, or (iv) result in the creation of any lien upon any of the properties or assets of the Company, except in the case of each of clauses (ii),(iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or liens which would not, individually or in the aggregate, reasonably be expected to have or result in a material adverse effect on the Company.

(e)     The Company has filed or furnished all forms, documents, certifications, exhibits and reports required to be filed or furnished by it with the SEC since January 1, 2011 (as amended through the Effective Date, the “Recent SEC Filings”). As of their respective dates, or, if amended prior to the date hereof, as of the date of the last such amendment prior to the date hereof, the Recent SEC Filings complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Recent SEC Filings contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC.

(f)     The consolidated financial statements (including all related notes and schedules thereto) of the Company included in the Recent SEC Filings (i) fairly present in all material respects the consolidated financial position of the Company, as of the respective dates thereof, and the consolidated results of its operations and its consolidated cash flows for the respective periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and (ii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(g)     Prior to the Effective Date, the Board of Directors of the Company (i) approved the sale of the Offered Shares to Bandera for purposes of Chapter 1704 of the Ohio Revised Code and (ii) amended the Shareholder Rights Agreement to permit Bandera to acquire up to 27% of the Common Shares issued and outstanding without being deemed an “Acquiring Person” (as defined in the Shareholder Rights Agreement).

(h)     The resolution by the Board of Directors of the Company attached hereto as Exhibit B has been duly adopted, remains in effect and will result in Bandera’s nominee becoming a director of the Company upon consummation of the purchase of Offered Shares hereby.

(i)     The resolution by the Board of Directors of the Company attached hereto as Exhibit C has been duly adopted, remains in effect and will result in the Board of Directors adopting a written policy providing that no executive employee of the Company, other than the Chief Executive Officer, shall be nominated to serve on the Board of Directors.

(j)     The Board of Directors has determined that this Agreement, the Registration Rights Agreement, the Nomination Agreement and the transactions contemplated hereby and thereby, including the terms of issuance of the Offered Shares, are advisable and in the best interests of the Company and its shareholders.

(k)     The Company has obtained an agreement from JCP Investment Management, LLC (“JCP Investment Management”) that JCP Investment Management will neither sell nor purchase any securities of the Company until the earlier to occur of (a) the approval by shareholders of the termination of the Shareholder Rights Agreement and (b) October 4, 2013.

4.     Covenants of Bandera. Within ten days after the Effective Date, Bandera shall file with the SEC a Schedule 13D disclosing execution of this Purchase Agreement and the transactions contemplated hereby.

5.     Covenants of the Company.

(a)     The Company shall reimburse Bandera for Bandera’s reasonable legal costs, not to exceed $25,000, in connection with the transactions contemplated by this Purchase Agreement.

(b)     The Company shall, at a meeting of shareholders to be held no later than July 15, 2013, submit to its shareholders a vote to terminate the Shareholder Rights Agreement or to amend the Shareholder Rights Agreement such that it expires immediately under its terms.

(c)     The Company shall indemnify and hold Bandera and its directors, officers, stockholders, employees and agents (and any other persons with a functionally equivalent role notwithstanding a lack of such title or any other title) (each, an “Indemnified Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Indemnified Party may suffer or incur due to any action, claim, suit, proceeding or investigation (collectively, “Actions”) by a third party (other than any director, officer, stockholder, employee or agent (or any other persons with a functionally equivalent role notwithstanding a lack of such title or any other title) of Bandera) as a result of or relating to the execution and delivery of this Purchase Agreement by the Company or the performance by the Company of its obligations hereunder and the transactions contemplated hereby. If any action shall be brought against any Indemnified Party in respect of which indemnity may be sought pursuant to this Purchase Agreement, such Indemnified Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Indemnified Party. Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Indemnified Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable under this Section 5(c) for any amount in excess of the Purchase Price, or to any Indemnified Party under this Purchase Agreement (y) for any settlement by a Indemnified Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that an Action is based in whole or in part on allegations that, if true, would constitute, or a loss, claim, damage or liability is attributable to, any Indemnified Party’s breach of any of the representations, warranties, covenants or agreements made by such Indemnified Party in this Purchase Agreement. The Company will have the exclusive right to settle any claim or proceeding.

6.     Mutual Covenants.

(a)     Immediately following the execution of this Purchase Agreement, the parties agree to execute the Registration Rights Agreement.

(b)     Immediately following the execution of this Purchase Agreement, the parties agree to execute a Nomination Agreement in the form attached as Exhibit D.

7.     Miscellaneous.

(a)     Bandera agrees not to transfer or assign this Purchase Agreement or any of Bandera’s interest herein or rights hereunder, and further agrees that the transfer or assignment of the Offered Shares acquired pursuant hereto shall be made only in accordance with all applicable laws.

(b)     If required by applicable securities laws or the Company, Bandera will execute, deliver and file or assist the Company in filing such reports, undertakings and other documents with respect to the issue of the Offered Shares as may be required by any securities commission, or other regulatory authority.

(c)     Bandera agrees that Bandera cannot cancel, terminate, or revoke this Purchase Agreement or any agreement of Bandera made hereunder, and this Purchase Agreement shall be binding upon Bandera’s successors and permitted assigns.

(d)     This Purchase Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and may be amended only by a written execution by all parties.

(e)     This Purchase Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction). Any action concerning, relating to, or involving this Purchase Agreement or the transactions contemplated hereby shall be brought in a state or federal court located in the Northern District of Ohio, and the parties hereby consent to the jurisdiction and venue of such courts for such purpose.

(f)     All notices, consents, waivers and other communications under this Purchase Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by email with written confirmation of receipt, provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below:

If to Bandera:

Bandera Master Fund L.P.

c/o Bandera Partners LLC

50 Broad Street, Suite 1820

New York, NY 10004

Attn: Jefferson Gramm

With a Copy to:

Olshan Frome Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, NY 10022

Attn: Steve Wolosky

SWolosky@olshanlaw.com

212.451.2333

If to the Company:

Morgan’s Foods, Inc.

4829 Galaxy Parkway, Suite S

Cleveland, Ohio 44128

Attn: Ken Hignett, Chief Financial Officer

With a Copy to:

Tucker Ellis LLP

925 Euclid Avenue, Suite 1150

Cleveland, Ohio 44115-1414

Attn: Robert M. Loesch Esq.

robert.loesch@tuckerellis.com

216.696.5916

(g)     The section headings contained in this Purchase Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Purchase Agreement.

(h)     This Purchase Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Purchase Agreement to be executed as of the Effective Date.

MORGAN’S FOODS, INC.
By: /s/ Kenneth L. Hignett Name:Kenneth L. Hignett Title:Senior Vice President, Chief Financial Officer and Secretary
BANDERA MASTER FUND L.P.

By:	Bandera Partners LLC its Investment Manager

By:	/s/ Jefferson Gramm
Name:	Jefferson Gramm
Title:	Managing Member

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT

See attached.

EXHIBIT B

BOARD RESOLUTION

Election of Jefferson Gramm:

RESOLVED, that effective upon the closing of the Share Purchase Agreement and pursuant to Article II, Section 5 of the Amended Code of Regulations, Jefferson Gramm shall be, and hereby is, elected to the Board of Directors to fill a vacancy.

EXHIBIT C

BOARD RESOLUTION

Policy Regarding Board Composition:

RESOLVED, that the following policy statement of the Board of Directors be, and hereby is, approved and adopted:

Board Composition Policy

It is the policy of the Board of Directors that no executive employee of the Company, other than the Chief Executive Officer of the Company, shall be nominated to serve as a director on the Board of Directors.

EXHIBIT D

NOMINATION AGREEMENT

See attached.